Exhibit 4.1

CANCELLATION NOTICE

To:          Toronto Dominion (Texac) LLC as Facility Agent

From:     UPC Broadband Holding B.V.

Date:      11 February 2010

UPC Broadband Holding B.V. Senior Secured Credit Facility Agreement originally dated 16th January, 2004 (as amended) (the Credit Agreement)

1.                                      We wish to cancel the existing Additional Facility I Commitment, as defined in the Additional Facility Accession Agreement dated 9 March 2005 (as cancelled in part in 2007), in whole, in the amount of EUR 250,000,000.

2.                                      Terms defined in the above Credit Agreement have the same meaning in this notice.

UPC BROADBAND HOLDING B.V.

By: Authorised Signatory